Exhibit 99

BRIGGS & STRATTON CORPORATION

CALLS FOR REDEMPTION OF 5% CONVERTIBLE NOTES

Milwaukee, Wisconsin – March 16, 2004 - Briggs & Stratton Corporation (NYSE:BGG) today announced that it has called for a May 15, 2004 redemption of all of its 5% Convertible Senior Notes due May 15, 2006 (the “Notes”). The aggregate principal amount of Notes outstanding is $140.0 million.

The May 15, 2004 redemption will eliminate all convertible debt and reduce Briggs & Stratton’s total long-term debt to approximately $361.4 million. This redemption will eliminate $7.0 million of annual interest expense.

The Notes may be converted into shares of Briggs & Stratton’s common stock at any time prior to the close of business on May 14, 2004 at the rate of 20.1846 shares for each $1,000 principal amount represented by such Notes (equivalent to a conversion price of approximately $49.54 per share). Approximately 2.8 million shares of Briggs & Stratton common stock will be issued if all of the Notes are converted. Cash will be paid in lieu of fractional shares. As of March 15, 2004, the last reported sale price of Briggs & Stratton’s common stock on the New York Stock Exchange was $65.15 per share.

Alternatively, holders may have their Notes redeemed at 102% of the principal amount thereof, plus accrued interest to May 15, 2004. Payment of the redemption price will be made on May 17, 2004. Any Notes not converted on or before the close of business on May 14, 2004, will be automatically redeemed on May 15, 2004. No interest will accrue on the Notes on or after May 15, 2004.

Surrender of the Notes for redemption or conversion may be effected only by the holder of record for such Notes. Beneficial owners of the Notes should contact the broker, dealer, bank, trust company or other nominee through which they beneficially own Notes to provide instructions with respect to the redemption or conversion of their Notes, or to obtain additional information.

A Notice of Redemption is being mailed to all registered holders of the Notes. Copies of the Notice of Redemption may be obtained from J.P. Morgan Trust Company, N.A. by calling Bondholder Communications: 800-275-2048.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental and accounting standards; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of purchased raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer disposable income; changes in foreign economic conditions, including currency rate fluctuations; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; and other factors that may be disclosed from time to time in our SEC filings or otherwise. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

/CONTACT: James E. Brenn, Senior Vice President and Chief Financial Officer, Briggs & Stratton Corporation, 414-259-5333/